CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-267493 on Form S-6 of our report dated October 25, 2022, relating to the financial statement of FT 10364, comprising Cboe Vest Large Cap Deep Buffered 20 Portfolio, Series 19, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 25, 2022